United States
Securities and Exchange Commission
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934

October 21, 2010
Date of Report (Date of earliest event reported)

SAKER AVIATION SERVICES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52593	87-0617649
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Hangar Road, Avoca, Pennsylvania		18641
(Address of principal executive offices)		(Zip Code)

(570) 457-3400
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Arrangements of Certain Officers.

Effective October 21, 2010, Saker Aviation Services, Inc. (the “Company”) and Ronald J. Ricciardi entered into a new Employment Agreement (the “New Agreement”). Pursuant to the New Agreement, Mr. Ricciardi will continue to serve as the Company’s President, Chief Executive Officer and Chairman of the Board.

Since March 2009, Mr. Ricciardi has served as the Company’s President and Chief Executive Officer and has served as the Company’s Chairman of the Board since April 2009.  Prior to March 2009, and from December 2006 until March 2009, Mr. Ricciardi served as the Company’s Vice Chairman of the Board.  Prior to December 2006, Mr. Ricciardi served as the Company’s President and Chief Executive Officer.

Among other things, the New Agreement provides for the following:
 (a) A three-year term, subject to automatic renewal for an additional two-year term unless the Company notifies Mr. Ricciardi of its intent to terminate not less than 90 days’ prior to the third anniversary date of the New Agreement.
(b) A base salary for Mr. Ricciardi of $200,000 for the first twelve months of the term of the New Agreement, together with subsequent annual base salary increases at the discretion of the Board of Directors.
(c) An annual incentive bonus payable to Mr. Ricciardi in an amount equal to three percent of the Company’s pre-tax earnings. Such incentive bonus shall be earned in the event that the Company meets or exceeds its annual Operating Plan for earnings before interest, taxes, depreciation and amortization.
(d) The grant to Mr. Ricciardi of an option to purchase 500,000 shares of Company Common Stock at an exercise price of $0.03 per share, that being the closing price of the Company’s Common Stock on the day immediately prior to the date of the New Agreement.  Such option shall become exercisable on the fifth anniversary of the New Agreement and shall expire five years from the date of vesting. In the event the Company does not extend the term of the New Agreement for an additional two year term, 200,000 of such stock options shall be forfeited by Mr. Ricciardi (and 300,000 shall vest at the conclusion of the New Agreement’s initial three year term).
(e) An agreement to pay Mr. Ricciardi severance pay in an amount equal to one year’s base salary or the base salary payable to him for the remaining term of the New Agreement, whichever is less, together with pro-rated incentive bonus and six-months benefits continuation in the event that the New Agreement is terminated by the Company without cause.
(f) An agreement to pay Mr. Ricciardi severance pay in an amount equal to one year’s base salary, together with pro-rated incentive bonus, six-months benefits continuation and immediate vesting of stock options in the event his employment is terminated following a change of control, within the meaning of the New Agreement.

The New Agreement also contains restrictive covenants and terms and conditions customarily found in similar agreements.

A copy of the New Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1. The above summary of the terms of the New Agreement is qualified in its entirety by reference to the text of the complete new Agreement, which is incorporated into this Item 5.02 by reference.

Item 9.01.                           Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Employment Agreement of Ronald J. Ricciardi dated October 21, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2010		SAKER AVIATION SERVICES, INC.

	By:	/s/ Ronald J. Ricciardi
Ronald J. Ricciardi
President and Chief Executive Officer